Exhibit 99.1

Femasys Appoints John Canning as Chief Operating Officer to Drive Operational Execution and Advance Commercial Growth

ATLANTA – April 1, 2026 – Femasys Inc. (NASDAQ: FEMY), a leading biomedical innovator focused on making fertility and non-surgical permanent birth control more accessible and cost-effective for women worldwide, announced today the appointment of John Canning as Chief Operating Officer. Mr. Canning is an accomplished medical device executive with more than 25 years of experience leading global operations and technology organizations within complex medical device companies. He brings a track record of scaling organizations, advancing product pipelines, and driving operational excellence across key functions to support commercial growth and product adoption.

Prior to joining Femasys, Mr. Canning served as Chief Operating Officer and Chief Technology Officer at Terumo Aortic, where he led global operations and technology functions, advancing the company’s endovascular product pipeline and improving operational performance. He was instrumental in Terumo’s acquisition of Bolton Medical, where he previously served as Chief Operating Officer. He began his career in manufacturing leadership roles at Medtronic Vascular, a global leader in interventional medical technologies.

“John is a skilled operator with deep expertise in scaling global MedTech organizations, advancing manufacturing excellence, and bringing innovative technologies to market,” said Kathy Lee-Sepsick, Founder and Chief Executive Officer of Femasys. “As we expand commercialization of our fertility and permanent birth control portfolio, including FemBloc® and FemaSeed®, John’s leadership will be instrumental in strengthening our operational capabilities, informing strategy through execution expertise, and supporting our global growth strategy.”

“Femasys has built a differentiated portfolio of transformative women’s health solutions that expand access to care in much needed areas,” said John Canning, Chief Operating Officer of Femasys. “I am excited to join the Company at this important stage of growth and for the opportunity to scale its global commercial footprint, leveraging my experience to strengthen operational execution and drive the next phase of expansion.”

Grant of Inducement Option
In connection with Mr. Canning’s appointment, Femasys has granted to Mr. Canning, effective as of his first day of employment, an option to purchase 150,000 shares of Femasys common stock at an exercise price per share equal to the closing price of Femasys common stock on the grant date as reported by Nasdaq. This grant was approved by the Compensation Committee of Femasys’ Board of Directors and made as an inducement material to Mr. Canning entering into employment with Femasys as contemplated by Nasdaq Listing Rule 5635(c)(4). The stock option will vest as to 25% of the shares underlying the stock option on the first anniversary of the commencement of employment, with the remaining shares vesting 25% each year over the following three years, subject to Mr. Canning’s continued employment with Femasys. Femasys provides this information in accordance with Nasdaq Listing Rule 5635(c)(4).

About Femasys
Femasys is a leading biomedical innovator focused on making fertility and non-surgical permanent birth control more accessible and cost-effective for women worldwide through its broad, patent-protected portfolio of novel, in-office therapeutic and diagnostic products. As a U.S. manufacturer with global regulatory approvals, Femasys is actively commercializing its lead product innovations in the U.S. and key international markets. Femasys’ fertility portfolio includes FemaSeed® Intratubal Insemination (ITI), a groundbreaking first-step infertility treatment; FemSperm®, a CLIA waived sperm preparation and analysis product line; and FemVue®, a companion diagnostic for fallopian tube assessment. Published clinical trial data demonstrate that FemaSeed achieved more than double the pregnancy rate of traditional IUI, with a comparable safety profile and high patient and practitioner satisfaction.1

FemBloc® permanent birth control is the first and only non-surgical, in-office alternative to centuries-old surgical sterilization that received full regulatory approval in Europe in June 2025, the UK in August 2025, and New Zealand in September 2025. Commercialization of this highly cost-effective, convenient and significantly safer approach will be completed through strategic partnerships in select European countries. Alongside FemBloc, the FemChec®, diagnostic product provides an ultrasound-based test to confirm procedural success. Published data from initial clinical trials demonstrated compelling effectiveness, five-year safety, and high patient and practitioner satisfaction.2 For U.S. FDA approval, enrollment in the FINALE pivotal trial (NCT05977751) is ongoing.

Learn more at www.femasys.com, or follow us on X, Facebook and LinkedIn.

References
1Liu, J. H., Glassner, M., Gracia, C. R., Johnstone, E. B., Schnell, V. L., Thomas, M. A., L. Morrison, Lee-Sepsick, K. (2024). FemaSeed Directional Intratubal Artificial Insemination for Couples with Male-Factor or Unexplained Infertility Associated with Low Male Sperm Count. J Gynecol Reprod Med, 8(2), 01-12. doi: 10.33140/JGRM.08.02.08.

2Liu, J. H., Blumenthal, P. D., Castaño, P. M., Chudnoff, S. C., Gawron, L. M., Johnstone, E. B., Lee-Sepsick, K. (2025). FemBloc Non-Surgical Permanent Contraception for Occlusion of the Fallopian Tubes. J Gynecol Reprod Med, 9(1), 01-12. doi: 10.33140/JGRM.09.01.05.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “suggests,” “potential,” “hope,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to obtain regulatory approvals for our FemBloc product candidate; develop and advance our current FemBloc product candidate and successfully enroll and complete the clinical trial; the ability of our clinical trial to demonstrate safety and effectiveness of our product candidate and other positive results; estimates regarding the total addressable market for our products and product candidate; our ability to commercialize our products and product candidate, our ability to establish, maintain, grow or increase sales and revenues, or the effect of delays in commercializing our products, including FemaSeed; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2025, and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

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Contacts:
David Gutierrez, Dresner Corporate Services, (312) 780-7204, dgutierrez@dresnerco.com
Nathan Abler, Dresner Corporate Services, (714) 742-4180, nabler@dresnerco.com